APPENDIX D
CODE OF ETHICS
Revised November 6, 2015

MESSAGE TO EACH SUPERVISED PERSON FROM the MANAGING PARTNER
As you know, the Adviser is a registered investment adviser with the U.S. Securities and Exchange Commission.  The Adviser is also registered with the Central Bank of Ireland for fund management purposes. Three Bridges places the utmost importance on serving the best interests of our clients, a critical part of which is striving to adhere to the highest ethical standards as well as the highest standards of regulatory and legal compliance.  I want to take this opportunity to remind you of your continuing obligation to strictly observe and abide by all policies and procedures of Three Bridges regarding our business activities and investment advisory services, including, but not limited to, those contained in the Adviser's Code of Ethics (the “Code”).  As a member of the Three Bridges team, you play an important role in meeting our obligations to clients by conducting your day-to-day activities with the utmost care, diligence, and compliance with all applicable policies, laws, and regulations.
I strongly believe that serving the best interests of our clients and meeting our compliance obligations go hand in hand, and that all Three Bridges personnel share in the responsibility of providing the best service to clients while at the same time setting a high standard of character, trustworthiness, and competence.
It is essential to your success at Three Bridges that you become familiar with all facets of the Code, and I trust that you will embrace and comply with both the letter and the spirit of the Code.

K-1

I.    STANDARDS OF CONDUCT
The Adviser has a fiduciary duty to clients and investors in the investment funds it manages (“clients”) that requires each Supervised Person to act solely for the benefit of clients. As a firm and as individuals, our conduct must recognize that the Adviser’s clients always come first and that we must avoid any abuse of our positions of trust and responsibility.
Each Supervised Person is expected to adhere to the highest standard of professionalism and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with our clients’ interests, or have the potential to cause damage to the firm’s reputation. To this end, each Supervised Person must act with integrity, honesty, dignity, and in a highly ethical manner. Each Supervised Person is also required to comply with applicable federal securities laws. Moreover, each Supervised Person must exercise reasonable care and professional judgment to avoid engaging in actions that put the integrity of the firm or its reputation at risk. While it is not possible to anticipate all instances of potential conflict or unprofessional conduct, the standard is clear.
This Code recognizes that our fiduciary obligation extends across all of our affiliates, satisfies our regulatory obligations, and sets forth the policy regarding Supervised Person conduct in those situations in which conflicts with our clients’ interests are most likely to develop. All Supervised Persons are subject to this Code and adherence to THIS Code is a basic condition of employment. If a Supervised Person has any doubt as to the appropriateness of any activity, the Supervised Person should consult the Compliance Officer, OR OTHER SENIOr managers (as appropriate under this code). A Supervised Person must report any violation or suspected violation of this code of which the Supervised Person becomes aware promptly to the compliance.
This Code reflects the requirements of Rule 204A-1 under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), in addition The Code is also intended to comply concurrently with Rule 17j-1. For purposes of this Code, the term “Supervised Person” includes all principals, members, partners, and employees worldwide of the Adviser and each of its affiliates and subsidiaries (including temporary personnel compensated directly by the Adviser or its affiliate(s) and other temporary personnel to the extent that their tenure with the Adviser or its affiliate(s) exceeds 90 days). It should be noted “Supervised Person” under The Code includes all “advisory persons” under Rule 17j-1,

II.	ETHICAL CONSIDERATIONS REGARDING CONFIDENTIALITY
CONFIDENTIALITY IS A CORNERSTONE OF THE ADVISER'S FIDUCIARY OBLIGATION TO ITS CLIENTS AS WELL AS AN IMPORTANT PART OF THE ADVISER'S CULTURE
Use and Disclosure of Information
Information acquired in connection with employment by the firm, including information regarding actual or contemplated investment decisions, portfolio composition, research, research recommendations, firm activities, or client information and interests, is confidential and may not be used in any way that might be contrary to, or in conflict with, the best interests of any client or the firm. It should be assumed that all of the firm’s clients have specifically required their relationship with our firm to be treated confidentially.
Inside Information
Generally speaking, inside information is material information about a company, which is known by people inside the company but not by the public. The use of such information to trade in securities or the communication of such information (i.e., insider trading) is prohibited by law and the Adviser’s policy.
Specific reference is made to the Adviser’s policy and procedures concerning insider trading, as set forth in Appendix C of its Compliance Manual, which applies to personal securities transactions as well as to the Adviser’s transactions on behalf of clients.

III.	POLICY ON PERSONAL SECURITIES TRANSACTIONS
All Supervised Persons are required to report their transactions and holdings periodically, at least quarterly.
Supervised Persons should note that THE ADVISER’S policies and procedures with respect to personal securities transactions also apply to transactions by OR FOR a Supervised Person’s spouse, DOMESTIC PARTNER (in certain circumstances), MINOR child, other immediate family member residing in the same household as the Supervised Person, or any person to whom the Supervised Person provides Material financial support and either whose financial afFairs the Supervised Person controls or for whom the Supervised Person provides discretionary advisory services; and any partnership, corporation, or other entity in which the Supervised Person has a 25% or greater beneficial interest or in which the Supervised Person exercises effective control.
SUPERVISED PERSONS SHOULD NOTE THAT THEIR DUTY AT ALL TIMES IS TO THE INVESTORS AND SHAREHOLDERS FIRST. YOU SHOULD NOT TAKE ADVANTAGE OF YOUR POSITION IN THE FIRM TO FACILITATE PERSONAL TRADES.

A.	DEFINITIONS

1.
Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

2.
Beneficial ownership is interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder. Accordingly, a Supervised Person has beneficial ownership of any security if the Supervised Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the security. A Supervised Person has a pecuniary interest in a security if the Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the security. A Supervised Person may have an indirect pecuniary interest in a security if, among other things:

(i)	the security is held by a member of the Supervised Person’s immediate family residing in the same household;

(ii)	the Supervised Person is a general partner and the security is held by the general partnership or limited partnership;

(iii)	the Supervised Person’s interest in the security is held by a trust; or

(iv)	the Supervised Person has a right to acquire the security through the exercise or conversion of any derivative security, whether or not presently exercisable.

3.
Personal securities transaction means any type of transaction in a security in which the Supervised Person has, or as a result of the transaction will acquire, any direct or indirect beneficial ownership, including purchases, sales, the writing of an option to purchase or sell a security, exchanges, redemptions, short sales, short covers, donations, and gifts.

4.	Reportable Security means all securities as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(i)
direct obligations of the government of the United States (i.e., any security issued or guaranteed as to principal and interest by the government of the United States or by any agency or instrumentality of the government of the United States);

(ii)	bankers' acceptances, bank certificates of deposit, , commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	shares issued by money market Funds;

(iv)	shares issued by open-end mutual Funds other than exchange-traded funds (ETFs)

5.
Permissible Security means any security that is (i) an exchange traded fund (ETF) or closed end Fund; (ii) a Municipal bond; (iii) an individual security that was “grandfathered” upon adoption of this Compliance Manual or (iv) any mutual fund or other Fund managed by a current or prospective advisory client.

6.	Fund means an investment company registered under the Investment Company Act of 1940, as amended.

7.
Federal securities laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a - mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 - 5314; 5316 - 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

8.
Initial public offering means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)).

9.	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77d(6)).

10.
Reportable fund means: (i) Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases you must be approved by the fund's board of directors before you can serve); or (ii) Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940 (15 U.S.C. 80a-2(a)(9)).

B.	RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

1.	General. Supervised Persons are generally prohibited from effecting personal securities transactions in any Reportable Security.

2.	Preclearance of Personal Securities Transactions. .
Notwithstanding the foregoing, Supervised Persons may effect up to ten (10) personal securities transactions in Permissible Securities, other than Restricted Securities, per quarter, provided that they receive written pre-approval from the Compliance Officer1 prior to effecting any such transaction (see Attachment A for a copy of the Preclearance Request form). In limited circumstances, the Compliance Officer may verbally approve a personal securities transaction involving a Permissible Security and subsequently obtain required documentation.
Any approval given under this paragraph will remain in effect until the close of business on the next business day (U.S. time) following such approval, unless extended by the Compliance Officer.
Supervised Persons are not required to obtain pre-approval prior to effecting personal securities transactions in any security that is not a Reportable Security.

3.	Initial Public Offerings. A Supervised Person may not acquire any direct or indirect beneficial ownership in any security in an initial public offering.

4.
Private Placements and Investment Opportunities of Limited Availability. A Supervised Person may not acquire any direct or indirect beneficial ownership in any security in a private placement of securities or in an investment opportunity of limited availability without prior written approval from Compliance and any other relevant personnel as deemed appropriate by the Compliance Officer. In determining whether approval should be given, Compliance (and any other relevant personnel as deemed appropriate by the Compliance Officer) will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Supervised Person by virtue of the Supervised Person’s position with Three Bridges and/or one of its affiliates.

5.	Exceptions to Restrictions on Personal Securities Transactions. The restrictions contained in Section III.B.1, 2, 3, and 4 do not apply to:

(i)	transactions effected by means of an automatic investment plan previously reported to Compliance, provided they do not override the preset schedule or allocation of the automatic investment plan;

(ii)
transactions that are non-volitional, such as transactions that result from a corporate action applicable to all similar security holders (e.g., mergers, acquisitions, tender offers, spin-offs, stock splits, stock dividends, etc.);

(iii)	purchases made upon the exercise of rights distributed by an issuer on a pro rata basis to all similar security holders;

1For all provisions of this Code that require Supervised Persons to seek approval from the Compliance Officer, the Compliance Officer shall be required to receive seek approval from the COO.

(iv)	the receipt of securities as compensation for, or in connection with, employment, or the exercise of options or warrants received as compensation for, or in connection with, employment;

(v)	gifts of securities to a Supervised Person if the Supervised Person has no control of the timing; and

(vi)
transactions effected in any account over which the Supervised Person has no direct or indirect influence or control (i.e., blind trust, discretionary account, or trust managed by a third party). If a Supervised Person wishes to take advantage of this provision, the Supervised Person must provide Compliance with a written representation to the effect that the Supervised Person will not have any direct or indirect influence or control over the account.

6.	Exception to Certain Restrictions on Personal Securities Transactions Due to Significant Personal Hardship
In limited circumstances, transactions that are otherwise prohibited under Section III.B.1, 2, 3, or 4 that receive prior written approval from the Compliance Officer (and any other relevant personnel as deemed appropriate by the Compliance Officer) may be permitted.

C.	REPORTING REQUIREMENTS

1.
Initial Holdings Report and Annual Holdings Report. Each Supervised Person must submit, within 10 calendar days of commencement of employment and annually thereafter within 45 days of year-end, a report to the Compliance Officer disclosing:

(i)
the Reportable Securities in which the Supervised Person has any beneficial ownership (including title and type of security and, as applicable, exchange ticker symbol or CUSIP number, number of shares, and principal amount); and

(ii)	the name of any broker, dealer, bank, or custodian where the Supervised Person has a securities account, whether or not the account holds any securities.
The report must be dated the day the Supervised Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the Supervised Person commences employment for the Initial Holdings Report and current as of the immediately preceding December 31 for the Annual Holdings Report (see Attachment B for a copy of the Initial and Annual Holdings Report form).
Supervised Persons may not engage in personal securities transactions until an initial holdings report is submitted.
In January each year, Supervised Persons will be reminded of this requirement and provided with an annual holdings report form. Any Supervised Person who fails to submit an ANNUAl holdings Report WITHIN 45 DAYS OF YEAR-END will, at a minimum, be prohibited from engaging in personal securities transactions until the report is submitted; additional sanctions may be imposed.

2.
Duplicate Copies of Trade Confirmations and Periodic Statements. The Compliance Officer or a designee will coordinate with Supervised Persons and their respective brokerage firms, banks or custodians to ensure the Adviser receives duplicate statements for all accounts in which a Supervised Person has beneficial ownership of Reportable Securities. If, under local market practice, duplicate periodic account statements cannot be delivered directly to the Adviser, it is the Supervised Person’s responsibility to promptly provide the Compliance Officer with a copy of each account statement. The Supervised Person has the same obligation if the custodian of the Supervised Person’s account, such as an employee compensation plan administrator, share registrar, or transfer agent, cannot deliver duplicates directly to the Adviser.

3.
New Accounts. A Supervised Person must notify the Compliance Officer promptly if the Supervised Person opens a securities account with a broker, dealer, bank, or custodian or moves an existing securities account to a different broker, dealer, bank, or custodian.

4.
Quarterly Transaction Reports. Each Supervised Person must submit a personal securities transaction report to the Compliance Officer within 30 calendar days after the end of each calendar quarter. If a Supervised Person had no transactions in Reportable Securities, the Supervised Person may indicate this fact on the report. If a Supervised Person had transactions in Reportable Securities, the report must disclose the following information:

(i)	the date of the transaction, the title, and as applicable, the symbol or CUSIP number, number of shares, interest rate, maturity date and principal amount of each Reportable Security involved;

(ii)	the nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);

(i)	the price of the Reportable Security at which the transaction was effected; and

(ii)	if applicable, the name of the broker, dealer, bank, or custodian with or through which the transaction was effected and the account number.
In all cases, the report must be dated the day the Supervised Person signs and submits it (see Attachment C for a copy of the Quarterly Transactions Report form).
A Supervised Person’s direct holdings (i.e., holdings not acquired or disposed of through a broker) must also be disclosed.
Shortly after the end of each calendar quarter, Supervised Persons will be reminded of this requirement and provided with a quarterly transaction report form. Any Supervised Person who fails to submit a Quarterly Transaction Report by the 30 calendar day deadline will, at a minimum, be prohibited from engaging in personal securities transactions until the report is submitted; additional sanctions may be imposed.
All Supervised Persons are required to submit a Quarterly Transaction Report, even if there were no transactions in Reportable Securities during the quarter.

5.	Exceptions to Reporting Requirements. A Supervised Person need not:

(i)
submit Quarterly Transaction Reports with respect to transactions effected pursuant to an automatic investment plan previously reported to the Compliance Officer, provided they do not override the preset schedule or allocation of the automatic investment plan;

(ii)
report an account with a broker, dealer, bank, or custodian and arrange for the delivery of duplicate trade confirmations and periodic account statements or provide copies of such documents if the account does not allow trading in Reportable Securities or could not hold Reportable Securities (e.g., a mutual fund account held directly with the sponsor); and

(iii)
submit any report with respect to securities held in accounts over which the Supervised Person has no direct or indirect influence or control (i.e., blind trust, discretionary account, or trust managed by a third party). If a Supervised Person wishes to take advantage of this provision, the Supervised Person must provide the Compliance Officer with a written representation to the effect that the Supervised Person will not have any direct or indirect influence or control over the account.

D.	MANAGEMENT OF NON-ADVISER ACCOUNTS
A Supervised Person may not manage accounts for third parties who are not clients of the Adviser, or serve as a trustee for third parties, unless (i) the Compliance Officer preclears the arrangement and finds that the arrangement would not be a conflict with the best interests of any client, or (ii) such service is for philanthropic interest or for the Supervised Person’s family foundations, trusts or similar entities and the Supervised Person does not receive any compensation for such service. The Compliance Officer will require the Supervised Person to report transactions for such account (unless excepted pursuant to clause (ii) above) and may impose such conditions or restrictions as are warranted under the circumstances.

E.	MINIMUM HOLDING PERIOD
A Supervised Person will generally be prohibited from purchasing then selling, or shorting then covering the same or equivalent Permissible Security (though options or other derivatives) within any 30 calendar day period. In the event a Supervised Person has a legitimate business need to not be bound by the holding period, a formal request must be sent to the Compliance Officer for consideration. There should be no assumption of approval of a request.

F.	BLACKOUT PERIOD
A Supervised Person will generally be prohibited from trading any security which, within the most recent 15 days; (a) is currently held by the Fund; or (b) is being considered by the Fund or its investment adviser for trading.

G.	OTHER RELATIONSHIPS
A Supervised Person is prohibited from advising or procuring any other person to enter into a transaction where the Supervise Person would be prohibited per the restrictions above. This rule applies to any person whose relationship with the Supervised Person is such that there are close links or there is a direct or indirect material interest in the outcome of the trade.

IV.	OTHER ACTIVITIES

A.	Service on Boards of Directors
No Supervised Person may serve, or continue to serve in the case of a new Supervised Person, on the board of directors (or similar) of a public company (i.e., as a director or as a member of a creditors committee) unless (i) the Supervised Person has received prior written approval from the Compliance Officer and the Adviser has adopted policies to address such service, or (ii) the Supervised Person is serving as a director for philanthropic interest or with regard to certain portfolio companies as required by the Adviser (in which event, the relevant company will be listed on the Three Bridges Restricted Trading List). Authorization will be based upon a determination that the board service would not conflict with the best interests of any client. A Board of Directors Service Authorization Request must be submitted to the Compliance Officer in advance of serving, or continuing to serve in the case of a new Supervised Person, on the board of directors of a public company.

B.	Outside Business ActivitY
No Supervised Person may assume, or continue in the case of a new Supervised Person, a significant role in a business activity or entity outside the Supervised Person’s position at the Adviser and/or one of its affiliates, unless the Supervised Person has received prior written approval from the Compliance Officer. Authorization will be based upon a determination that the outside business activity would not conflict with the best interests of any client. An Outside Business Activity Authorization Request must be submitted to the Compliance Officer in advance of assuming, or continuing in the case of a new Supervised Person, such a role. At the time a Supervised Person submits the Initial Holdings Report in accordance with Section III.C of this Code, the Supervised Person must submit an Outside Business Activity Representation.

C.	Affiliations with publicly traded companies and broker-dealers
A Supervised Person must disclose whether the Supervised Person or any of the Supervised Person’s immediate family members is an officer, director, or member of a creditors’ committee of a publicly traded company. A Supervised Person must also disclose whether the Supervised Person or any of the Supervised Person’s immediate family members is an officer, director, general partner, associated person, employee, or agent of a broker-dealer. At the time a Supervised Person submits the Initial Holdings Report in accordance with Section III.C of this Code, the Supervised Person must submit an Affiliations Questionnaire.
Supervised Persons should contact the Compliance Officer regarding how to access other activities compliance forms.

V.	POLICY ON GIFTS AND BUSINESS ENTERTAINMENT
In order to address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other item of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment.

A.	Gifts

1.
General. No Supervised Person may accept any gift, service, or other item of more than de minimis value from any one person or company that does business with or potentially could conduct business with the Adviser or one of its affiliates without reporting such gift(s) to Compliance in the manner described below. No Supervised

Person may give or offer any gift of more than de minimis value to any existing client or investor, any prospective client or investor, or any person or entity that does business or potentially could conduct business with the Adviser or one of its affiliates without approval from the Compliance Officer. For purposes of this Code, de minimis value is US$100 in the aggregate over any calendar year.

2.
Solicited Gifts. No Supervised Person may use his or her position with the Adviser and/or one of its affiliates to obtain anything of value from any existing client or investor, any prospective client or investor, any supplier, any person to whom the Supervised Person refers business, or any other person or entity with which the Adviser or one of its affiliates does business or potentially could conduct business.

3.
Cash Gifts. No Supervised Person may give cash gifts or cash equivalents to, or accept cash gifts or cash equivalents from, any existing client or investor, any prospective client or investor, or any person or entity that does business or potentially could conduct business with the Adviser or one of its affiliates.

B.	Business Entertainment

1.
General. Supervised Persons may provide business entertainment or attend a business entertainment event, such as a concert, sporting event, etc. of reasonable value. However, the person or company providing the business entertainment must be present at the event. If that is not the case, the business entertainment becomes a gift, subject to the requirements stated above.

2.
Extravagant Entertainment. No Supervised Person may provide extravagant or excessive entertainment to, or attend an extravagant or excessive entertainment event provided by, any existing client or investor, any prospective client or investor, or any person or company that does business or potentially could conduct business with the Adviser or one of its affiliates.

C.	Reporting

1.
Gifts. Supervised Persons must report any gift(s) received in connection with the Supervised Person’s employment to Compliance. The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Supervised Person.

2.
Business Entertainment. Supervised Persons must report to Compliance all business entertainment events. Any event that has a value in excess of $100 per person should be cleared by Compliance prior to, or as soon as reasonable practical following the event. All business entertainment events will be logged by Compliance.

When applicable Supervised Persons should notify Compliance with regard to the appropriate notice and logging of all gifts and business entertainment.
VI.    VIOLATIONS AND SANCTIONS

A.	COMPLIANCE WITH THIS CODE IS EXPECTED AND VIOLATIONS OF ITS PROVISIONS ARE TAKEN SERIOUSLY.
Supervised Persons must recognize that compliance with the provisions of this Code is a condition of employment and a serious violation of this Code or related policies may result in dismissal. Since many provisions of this Code also reflect and refer to firm policies relating to provisions of U.S. and other securities laws, Supervised Persons should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.
The Compliance Officer is responsible for monitoring compliance with this Code. Violations or potential violations will be considered by some combination of the Compliance Officer and senior management, who will jointly decide if the violation or potential violation should be discussed with the Supervised Person’s direct manager and/or the firm’s Management Committee. Sanctions for a violation of this Code may be determined by the Compliance Officer, the Supervised Person’s direct manager, senior management, or some combination thereof depending on the Supervised Person’s position at the firm and the nature of the violation.

B.	Sanctions
The Adviser’s senior management or its designee (e.g., the Compliance Officer), at its discretion, will consider reports made to it and upon determining that a material violation of this Code has occurred, may impose such sanctions or remedial action as it deems appropriate or to the extent required by law. These sanctions may include, among other things:

1.	a letter of censure;

2.	suspension or termination of trading privileges;

3.	a fine;

4.	the unwinding of trades;

5.	disgorgement of profits;

6.	suspension or termination of employment; and/or

7.	referral to the proper authorities for consideration of criminal or civil penalties.
In instances where a violation is committed by a person other than the Supervised Person (as described in Section III), any sanction will be imposed on the Supervised Person.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Acknowledgment and Certification
A copy of this Code and any amendments hereto will be distributed to all Supervised Persons. All Supervised Persons are required to acknowledge receipt of this Code and any amendments hereto in writing and to certify that they have read this Code and any amendments hereto and understand its terms and requirements. In addition, Supervised Persons are required to annually certify that they have read this Code, understand its terms and requirements and certify that they have complied with the Code..

B.	Review of Transactions
The Compliance Officer will review each Supervised Person’s personal securities transactions on a regular basis and compare them with transactions for clients and against the list of Restricted Securities. Any Supervised Person transactions that are believed to be a material violation of this Code will be brought to the attention of the Adviser’s senior management.

C.	Review of Reports and Additional Requests
All reports submitted in accordance with this Code will be reviewed by the Compliance Officer. The Adviser may request other reports or certifications from Supervised Persons as may be deemed necessary to comply with applicable regulations, industry best practices, and internal policies.

D.	Exceptions to this code
The Compliance Officer will prepare and file a written memorandum of any exception granted, describing the circumstances and reasons for the exception.

VIII.	CONFIDENTIALITY
All reports of personal securities transactions and any other information submitted pursuant to this Code will be treated as confidential to the extent permitted by law or as otherwise reasonably deemed necessary or advisable by the Adviser.

IX.	RECORDKEEPING REQUIREMENTS
1. Each Fund, investment adviser and principal underwriter that is required to adopt a code of ethics or to which reports are required to be made by Supervised Persons must, at its principal place of business, maintain records in the manner and to the extent set out in this paragraph and must make these records available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

A.	A copy of each code of ethics for the organization that is in effect, or at any time within the past six years was in effect, must be maintained in an easily accessible place;

B.
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least six years after the end of the fiscal year in which the violation occurs;

C.
A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under paragraph (d)(2)(v) of this section, must be maintained for at least six years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D.
A record of all persons, currently or within the past six years, who are or were required to make reports under paragraph (d) of this section, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

E.
A copy of each report required by paragraph (c)(2)(ii) of this section must be maintained for at least six years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

2. A Fund or investment adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities for at least six years after the end of the fiscal year in which the approval is granted.
3.     The investment advisor undertakes to make records in relation to personal transactions entered into by any relevant person available to the UCITS management company promptly on request.

X.	FURTHER INFORMATION
Questions regarding interpretation of this Code or questions related to specific situations should be directed to the Compliance Officer.